CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
January 1, 1995 to December 31, 1997

                                            Capital  Unrealized
                                           in Excess  Gains
                                   Common  of Stated (Losses) Retained   Treasury
                                   Stock     Value   Investme Earnings    Shares      Total
Balance January 1, 1995          1,829,000 4,979,000    ---  20,999,000 (1,378,000)26,429,000
Net income                           ---        ---      ---  3,358,000      ---    3,358,000
Shares of common stock issued in
    connection with restricted stock grants,
    401(k) plan & exercise of opt     ---      7,000     ---     84,000    176,000    267,000
Purchase of treasury shares           ---       ---      ---      ---     (417,000)  (417,000)
Cash dividends paid                   ---       ---      ---   (327,000)     ---     (327,000)
Unrealized gains on short-term investments
     net of deferred income taxes     ---       ---   72,000      ---        ---       72,000
Equity in other capital changes of
    First Indiana Corporation, net of
    deferred income taxes             ---       ---      ---    116,000      ---      116,000
                                 ------------------------------------------------------------
Balance December 31, 1995        1,829,000 4,986,000  72,000 24,230,000 (1,619,000)29,498,000
Net income                            ---       ---      ---  2,039,000       ---   2,039,000
Shares of common stock issued in
     connection with restricted grants,
     & exercise of options            ---    195,000     ---     64,000    120,000    379,000
Purchase of treasury shares           ---       ---      ---      ---     (237,000)  (237,000)
Cash dividends paid                   ---       ---      ---   (409,000)     ---     (409,000)
Unrealized gains on short-term
     investments, net of deferred
     income taxes                     ---       ---  (72,000)     ---         ---     (72,000)
Equity in other capital changes of
     First Indiana Corporation, net of
     deferred income taxes            ---       ---      ---     38,000       ---      38,000
                                 ------------------------------------------------------------
Balance December 31, 1996        1,829,000 5,181,000     --- 25,962,000 (1,736,000)31,236,000
Net income                            ---       ---      ---  2,450,000      ---    2,450,000
Shares of common stock issued in
     connection with restricted grants,
     & exercise of options            ---     18,000     ---     41,000    234,000    293,000
Purchase of treasury shares           ---       ---      ---      ---     (449,000)  (449,000)
Cash dividends paid                   ---       ---      ---   (462,000)     ---     (462,000)
Unrealized losses on short-term investments
     net of deferred income taxes     ---       ---  (22,000)     ---        ---      (22,000)
Equity in other capital changes of
     First Indiana Corporation, net of
     deferred income taxes            ---       ---      ---    (83,000)     ---      (83,000)
                                -------------------------------------------------------------
Balance December 31, 1997       1,829,000  5,199,000  (22,000)27,908,000  1,951,00032,963,000

See accompanying Notes to Consolidated Financial Statements.

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